Attorneys at Law Suite 2800 1100 Peachtree Street Atlanta, Georgia 30309-4530 Telephone: 404.815.6500 Facsimile: 404.815.6555 Web site: www.kilpatrickstockton.com

December 27, 2001	E-mail: bbarkley@kilstock.com Direct Dial: 404.815.6569

Aaron Rents, Inc.
309 E. Paces Ferry Road, N.E.
Atlanta, Georgia 30305

               Re:   Form S-8 Registration Statement

Gentlemen:

             We have acted as counsel for Aaron Rents, Inc., a Georgia corporation (the “Company”), in the preparation and filing of a registration statement on Form S-8 (the “Registration Statement”) relating to the Company’s 2001 Stock Option and Incentive Award Plan, the Stock Option Award Agreement between the Company and R. Charles Loudermilk, Sr., the Stock Option Award Agreement between the Company and Gilbert L. Danielson, and the Stock Option Award Agreement between the Company and Robert C. Loudermilk, Jr. (collectively, the “Plans”) and the proposed offer and sale of up to 725,000 shares of the Company’s common stock, par value $.50 per share the “Shares”) pursuant thereto.

             In connection with the preparation of the Registration Statement, we have examined originals or copies of such corporate records, documents, and other instruments relating to the authorization and issuance of the Shares as we have deemed relevant under the circumstances.

             On the basis of the foregoing, it is our opinion that the offer and sale of the Shares pursuant to the Plan have been duly authorized by the Board of Directors of the Company, and such Shares, when issued in accordance with the terms and conditions of the plan, will be legally and validly issued, fully paid, and non-assessable.

Aaron Rents, Inc.
December 27, 2001

             We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,
/s/ W. Benjamin Barkley

W. Benjamin Barkley, a Partner